Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2018, relating to the consolidated financial statements of The Andersons, Inc. and subsidiaries and the effectiveness of The Andersons, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Andersons, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
December 21, 2018